Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Steve Wold
Phone: 703-412-3231	Phone: 952-351-3056
E-mail: amanda.covington@atk.com	E-mail: steve.wold@atk.com

ATK Reports FY13 Second Quarter Operating Results

ATK Board of Directors Declares 30 Percent Increase to Quarterly Dividend

ATK Increases FY13 Full-Year Sales, EPS and Free Cash Flow Guidance

Arlington, Va., Nov. 1, 2012 — ATK (NYSE: ATK) today reported operating results for the second quarter of its Fiscal Year 2013, which ended on September 30, 2012. Orders for the quarter were $1.3 billion, representing a book-to-bill ratio of more than 1.2, driven by strong orders across all business groups. Second quarter year-over-year sales were down 4 percent at $1.1 billion. Excluding sales related to the Radford Army Ammunition Plant (RFAAP) and the absence of a favorable contract resolution in FY12, both within the ATK Defense Group, sales increased 2 percent to $1.1 billion compared to $1.0 billion (see reconciliation table for details).

Margins of 10.3 percent in the second quarter were down compared with the prior-year quarter at 13.3 percent. Excluding sales and associated profit from contracts at RFAAP and the absence of the favorable contract resolution, FY12 second quarter margins as adjusted were 11.5 percent (see reconciliation table for details). Margin rates were primarily impacted by increased pension expense and sales mix in the ATK Defense Group in the current period. Net income for the quarter was down 19 percent to $65 million compared to $80 million in the prior-year quarter. Fully-diluted earnings per share were $2.00 compared to $2.43 in the prior-year period. Excluding sales and profit relating to RFAAP, the absence of the prior-year contract resolution, loss on early extinguishment of debt, and the favorable settlement of the IRS audit of the company’s FY09 and FY10 tax returns, as adjusted fully-diluted EPS was $1.86 compared to the prior-year quarter of $1.92 (see reconciliation table for details).

Second quarter results included key strategic contract wins such as the continued operation and maintenance of the Lake City Army Ammunition Plant, a contract for full-rate production of the Advanced Anti-Radiation Guided Missile, engineering and development as part of the Advanced Concept Booster Development for NASA’s Space Launch System, and expanded aerostructures programs.

“We’re pleased by the strategic programs we’ve secured in the quarter across all of our business groups, reflecting our commitment to provide affordable, innovative products to our customers,” said Mark DeYoung, President and Chief Executive Officer.

Based on this increased confidence, ATK’s Board of Directors has declared a 30 percent increase in its quarterly cash dividend to $0.26 per share. The dividend will be payable December 13, 2012, to stockholders of record as of November 21, 2012.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the second quarter of the fiscal year, which ended September 30, 2012 (in thousands).

Sales:

	Quarters Ended				Six Months Ended
	September 30, 2012	October 2, 2011	$ Change	% Change	September 30, 2012	October 2, 2011	$ Change	% Change

Aerospace Group	$310,298	$332,657	$(22,359)	(6.7)%	$604,954	$686,305	$(81,351)	(11.9)%
Defense Group	484,133	528,104	(43,971)	(8.3)%	998,613	1,020,453	(21,840)	(2.1)%
Sporting Group	275,356	248,657	26,699	10.7%	548,522	477,915	70,607	14.8%
Total sales	$1,069,787	$1,109,418	$(39,631)	(3.6)%	$2,152,089	$2,184,673	$(32,584)	(1.5)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Six Months Ended
	September 30, 2012	October 2, 2011	$ Change	% Change	September 30, 2012	October 2, 2011	$ Change	% Change

Aerospace Group	$37,077	$37,673	$(596)	(1.6)%	$72,028	$80,219	$(8,191)	(10.2)%
Defense Group	64,546	92,911	(28,365)	(30.5)%	155,907	154,695	1,212	0.8%
Sporting Group	25,133	23,330	1,803	7.7%	45,927	52,650	(6,723)	(12.8)%
Corporate	(16,199)	(6,508)	(9,691)	(148.9)%	(32,617)	(9,618)	(22,999)	(239.1)%
Total operating profit	$110,557	$147,406	$(36,849)	(25.0)%	$241,245	$277,946	$(36,701)	(13.2)%

SEGMENT RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group.

AEROSPACE GROUP

Second quarter sales declined 7 percent to $310 million compared to $333 million in the prior-year quarter. The decrease primarily reflects lower NASA revenue in the space systems operations division and lower revenue in commercial aerospace structures.

Operating profit in the quarter decreased 2 percent to $37 million compared to $38 million in the prior-year quarter, reflecting reduced sales as noted above, partially offset by improved operating performance in the space components division.

DEFENSE GROUP

Sales in the second quarter fell by 8 percent to $484 million compared to $528 million in the prior-year quarter. Absent sales related to RFAAP and a favorable contract resolution in the prior year, sales were up 5 percent (see reconciliation table for details), driven by increased sales volume in the small caliber systems division, partially offset by lower sales in the armament systems division due to completion of an international contract.

Operating profit for the quarter declined by 31 percent to $65 million compared to $93 million in the prior-year quarter. Absent sales and profit related to RFAAP and a favorable contract resolution, adjusted profit was down 2 percent (see reconciliation table for details), driven by sales mix change primarily due to completion of an international contract noted above.

SPORTING GROUP

Second quarter sales increased by 11 percent to $275 million compared to $249 million in the prior-year quarter. The increase in sales was driven by higher volume in both the ammunition and accessories divisions.

Operating profit in the second quarter increased by 8 percent to $25 million compared to $23 million in the prior-year quarter, primarily reflecting higher sales volume, lower commodities costs, and improved product sales mix, partially offset by a $3 million increase in a reserve for obsolete inventory balances associated with military programs. Absent this charge, margins improved year over year.

CORPORATE AND OTHER

In the second quarter, corporate and other expenses totaled $16 million compared to $7 million in the prior-year quarter, reflecting increased pension expense. The tax rate for the quarter was 19.4 percent compared to 35.3 percent in the prior-year quarter, reflecting the favorable settlement of the IRS audit of the company’s FY09 and FY10 tax returns. Interest expense was $18 million compared to $24 million in the prior-year quarter, reflecting lower rates and borrowings compared to the prior year. Year-to-date free cash flow use was $73 million compared to a use of $68 million in the prior-year period (see reconciliation table for details). The higher use reflects pension contributions of approximately $140 million compared to $62 million in the prior-year quarter, partially offset by working capital improvements including a $51 million collection of a long-term outstanding receivable. Year-to-date capital expenditures were $40 million compared to $74 million in the prior year, down $34 million, primarily due to the completion of the Aircraft Commercial Center of Excellence facility in the second quarter of the prior year.

As previously announced, ATK exercised its right to call its $400 million, 6.75% notes maturing in 2016 (the “6.75% Notes”). Calling those notes resulted in debt extinguishment charges of approximately $12 million, reflected in ATK’s results for the second quarter. In conjunction with the above, ATK partially financed the call by increasing its Senior Secured Term Loan A borrowings by $200 million. The balance of the redemption was paid from available cash. This action further improved ATK’s balance sheet and will increase future earnings per share by reducing interest expense.

OUTLOOK

ATK is also raising its full-year FY13 sales guidance to a range of approximately $4.1 to $4.2 billion, up from previous guidance of $4.05 to $4.15 billion. Full-year FY13 EPS guidance is now $7.40 to $7.70, up from previous guidance of $7.00 to $7.30, reflecting the higher sales expectations as well as improved expectations around the company’s FY13 tax rate. Full-year FY13 free cash flow guidance is now in the range of $175 to $200 million, up from $140 to $165 million (see reconciliation table for details), reflecting improved working capital offset by the cash flow impacts of the near-term forecasted pension contributions as a result of the Moving Ahead for Progress in the 21st Century Act.

“ATK increased its full-year FY13 guidance given the strength of the Defense and Sporting Groups’ year-to-date sales, as well as our increased confidence across the company’s portfolio,” said Neal Cohen, Executive Vice President and Chief Financial Officer of ATK.

The effective tax rate for the year is now expected to be approximately 30 percent, down from previous expectations of approximately 32 percent. The lower tax rate, which anticipates the retroactive extension of the Federal R&D tax credit, is primarily the result of increased tax benefits from the Domestic Manufacturing Deduction due to changes in the planned pension funding.

Reconciliation of Non-GAAP Financial Measures

Sales, Margins, and Earnings Per Share

The Sales, Margins, and Earnings Per Share (EPS) excluding the results of Radford, the prior-year favorable contract resolution, tax settlement, and early extinguishment of debt are non-GAAP financial measures that ATK defines as Sales, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, Margin and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance and ATK’s definition may differ from those used by other companies.

Total ATK for the Quarter Ending

September 30, 2012:

	Sales	EBIT	Margin	Loss on Extinguishment of Debt	Taxes	After-tax	EPS
As reported	$1,069,787	$110,557	10.3%	$11,773	$15,640	$65,061	$2.00
Radford	(1,590)	(925)			(361)	(564)	(0.02)
Early debt extinguishment				(11,773)	4,591	7,182	0.22
Tax settlement					11,123	(11,123)	(0.34)
As adjusted	$1,068,197	$109,632	10.3%	$0	$30,993	$60,556	$1.86

October 2, 2011:

	Sales	EBIT	Margin	Loss on Extinguishment of Debt	Taxes	After-tax	EPS
As reported	$1,109,418	$147,406	13.3%	$0	$43,677	$79,991	$2.43
Radford	(49,050)	(9,450)			(3,686)	(5,764)	(0.18)
Contract resolution	(17,975)	(17,975)			(7,010)	(10,965)	(0.33)
As adjusted	$1,042,393	$119,981	11.5%	$0	$32,981	$63,262	$1.92

Defense Group for the Quarter Ending

September 30, 2012:

	Sales	EBIT	Margin
As reported	$484,133	$64,546	13.3%
Radford	(1,590)	(925)
As adjusted	$482,543	$63,621	13.2%

October 2, 2011:

	Sales	EBIT	Margin
As reported	$528,105	$92,911	17.6%
Radford	(49,050)	(9,450)
Contract resolution	(17,975)	(17,975)
As adjusted	$461,080	$65,486	14.2%

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

$ in thousands	Six Months Ended October 2, 2011	Six Months Ended September 30, 2012	Projected Year Ending March 31, 2013

Cash used for/provided by operating activities	$5,814	$(32,788)	$275,000–$300,000
Capital expenditures	(73,879)	(40,182)	~(100,000)
Free cash flow	$(68,065)	$(72,970)	$175,000–$200,000

ATK is an aerospace, defense, and commercial products company with operations in 21 states, Puerto Rico, and internationally. News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of current commercial aerospace structures programs; uncertainties related to the development of NASA’s new Space Launch System; demand for commercial and military ammunition; changes in governmental spending, budgetary policies, including the impacts of potential sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with diversification into new markets; assumptions regarding the company’s long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(preliminary and unaudited)

	QUARTERS ENDED		SIX MONTHS ENDED
(Amounts in thousands except per share data)	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011

Sales	$1,069,787	$1,109,418	$2,152,089	$2,184,673
Cost of sales	841,520	848,162	1,674,199	1,678,193
Gross profit	228,267	261,256	477,890	506,480
Operating expenses:
Research and development	15,914	14,886	29,921	27,088
Selling	39,609	42,006	80,136	81,432
General and administrative	62,187	56,958	126,588	120,014
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	110,557	147,406	241,245	277,946
Interest expense	(18,098)	(23,698)	(37,913)	(50,150)
Interest income	123	77	187	229
Loss on extinguishment of debt	(11,773)	—	(11,773)	—
Income before income taxes and noncontrolling interest	80,809	123,785	191,746	228,025
Income tax provision	15,640	43,677	55,637	76,223
Net income	65,169	80,108	136,109	151,802
Less net income attributable to noncontrolling interest	108	117	220	294
Net income attributable to Alliant Techsystems Inc.	$65,061	$79,991	$135,889	$151,508

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.01	$2.45	$4.18	$4.59
Diluted	$2.00	$2.43	$4.16	$4.55
Cash dividends paid per share	$0.20	$0.20	$0.20	$0.20
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	32,406	32,698	32,519	33,028
Diluted	32,591	32,865	32,685	33,265

Net income (from above)	65,169	80,108	136,109	151,802
Other comprehensive income (loss) net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service (credit) costs for pension and postretirement benefit plans recorded to net income (loss), net of tax (expense) benefitof $841, $844, $1,683, and $1,688	(1,352)	(1,346)	(2,703)	(2,693)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income (loss), net of tax benefit of $(12,297), $(9,569), $(24,619), and $(19,136)	19,501	15,158	39,041	30,317
Valuation adjustment for pension and postretirement benefit plans, net of tax benefit of $0, $0, $(732), and $0	—	—	1,268	—
Change in fair value of derivatives, net of income taxes of $(1,971), $19,136, $847, and $24,370, respectively	3,073	(29,931)	(1,334)	(38,117)
Change in fair value of available-for-sale securities, net of $91, $29, $148, and $(26), respectively	(142)	(46)	(232)	41
Total other comprehensive income(loss)	$21,080	$(16,165)	$36,040	$(10,452)

Comprehensive income	86,249	63,943	172,149	141,350

Less comprehensive income attributable to noncontrolling interest	108	117	220	294
Comprehensive income attributable to Alliant Techsystems Inc.	$86,141	$63,826	$171,929	$141,056

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(preliminary and unaudited)

(Amounts in thousands except share data)	September 30, 2012	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$237,343	$568,813
Net receivables	1,054,836	1,029,155
Net inventories	298,597	258,495
Deferred income tax assets	106,073	101,720
Other current assets	51,538	51,512
Total current assets	1,748,387	2,009,695
Net property, plant, and equipment	578,380	604,498
Goodwill	1,251,536	1,251,536
Noncurrent deferred income tax assets	113,031	134,719
Deferred charges and other non-current assets	460,089	541,298
Total assets	$4,151,423	$4,541,746
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$50,000	$30,000
Accounts payable	202,621	333,980
Contract advances and allowances	118,005	119,824
Accrued compensation	103,860	121,901
Accrued income taxes	2,243	6,433
Other accrued liabilities	262,983	307,642
Total current liabilities	739,712	919,780
Long-term debt	1,045,380	1,272,002
Postretirement and postemployment benefits liabilities	106,318	111,392
Accrued pension liability	753,786	878,819
Other long-term liabilities	127,606	123,002
Total liabilities	2,772,802	3,304,995
Commitments and contingencies
Common stock - $.01 par value:
Authorized - 180,000,000 shares Issued and outstanding - 32,667,162 shares at September 30, 2012 and 33,142,408 at March 31, 2012	327	332
Additional paid-in-capital	544,364	537,921
Retained earnings	2,364,536	2,241,711
Accumulated other comprehensive loss	(874,558)	(910,598)
Common stock in treasury, at cost - 8,888,287 shares held at September 30, 2012 and 8,413,041 at March 31, 2012	(666,224)	(642,571)
Total Alliant Techsystems Inc. stockholders’ equity	1,368,445	1,226,795
Noncontrolling interest	10,176	9,956
Total equity	1,378,621	1,236,751
Total liabilities and equity	$4,151,423	$4,541,746

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(preliminary and unaudited)

	SIX MONTHS ENDED
(Amounts in thousands)	September 30, 2012	October 2, 2011
Operating activities
Net income	$136,109	$151,802
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	52,518	44,218
Amortization of intangible assets	5,735	5,573
Amortization of debt discount	3,378	9,029
Amortization of deferred financing costs	1,979	2,742
Deferred income taxes	(5,330)	(3,915)
Loss on extinguishment of debt	11,773	—
Loss (gain) on disposal of property	576	(4,941)
Share-based plans expense	6,437	6,084
Excess tax benefits from share-based plans	—	(23)
Changes in assets and liabilities:
Net receivables	45,251	(150,910)
Net inventories	(40,102)	(86,787)
Accounts payable	(118,345)	935
Contract advances and allowances	(1,818)	(9,711)
Accrued compensation	(19,965)	(30,723)
Accrued income taxes	2,181	31,698
Pension and other postretirement benefits	(68,833)	(3,832)
Other assets and liabilities	(44,332)	44,575
Cash (used for) provided by operating activities	(32,788)	5,814

Investing activities
Capital expenditures	(40,182)	(73,879)
Proceeds from the disposition of property, plant, and equipment	19	7,310
Cash used for investing activities	(40,163)	(66,569)

Financing activities
Payments made on bank debt	(10,000)	(10,000)
Payments made to extinguish debt	(409,000)	(299,997)
Proceeds from issuance of long-term debt	200,000	—
Payment made for debt issue costs	(1,458)	—
Purchase of treasury shares	(24,997)	(49,991)
Dividends paid	(13,064)	(13,328)
Proceeds from employee stock compensation plans	—	2,545
Excess tax benefits from share-based plans	—	23
Cash used for financing activities	(258,519)	(370,748)
Decrease in cash and cash equivalents	(331,470)	(431,503)
Cash and cash equivalents - beginning of period	568,813	702,274
Cash and cash equivalents - end of period	$237,343	$270,771